Exhibit 99.1

Contact Information:	Investor Inquiries	Media Inquiries
	Jeff Bouchard	Chris Bright
	Pixelworks, Inc.	Pixelworks, Inc.
	Tel: (503) 454-1750 ext. 604	Tel: (503) 454-1750 ext. 594
	E-mail: jeffb@pixelworks.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com

PIXELWORKS PRICES $125 MILLION OF 1.750% CONVERTIBLE SUBORDINATED DEBENTURES

Tualatin, Ore., May 12, 2004 – Pixelworks, Inc. (NASDAQ:PXLW) today announced that it has agreed to privately place $125 million in aggregate of 1.750% Convertible Subordinated Debentures due 2024. The private placement will be conducted pursuant to Rule 144A of the Securities Act of 1933 and outside the United States pursuant to Regulation S of the Securities Act. Pixelworks has also granted the initial purchasers of the debentures a 30-day option to purchase up to an additional $25 million aggregate principal amount of the debentures. The sale of the debentures is expected to close on May 18, 2004, subject to certain conditions.

Pixelworks intends to use the net proceeds from this offering for general corporate purposes, including potential future acquisitions.

The debentures will be Pixelworks’ general unsecured obligations and will be subordinated in right of payment to all of its existing and future senior debt.  The debentures will bear interest at a rate of 1.750% per annum, payable on May 15 and November 15 of each year, beginning November 15, 2004.  The debentures initially will be convertible at the option of the holder under certain circumstances into 41.0627 shares of Pixelworks common stock per $1,000 principal amount of debentures, subject to adjustment in certain circumstances.  This conversion ratio represents an initial conversion price of approximately $24.35 per share, which is a premium of approximately 42% over the last bid of the Company’s common stock on May 12, 2004, which was $17.15 per share.

The debentures will mature on May 15, 2024. Pixelworks may redeem for cash all or a portion of the debentures at any time on or after May 15, 2011 at a redemption price equal to 100% of the principal amount of the debentures plus any accrued and unpaid interest to, but excluding, the date fixed for redemption.  Holders of the debentures will have the right to require Pixelworks to purchase all or a portion of their debentures on May 15, 2011, May 15, 2014 and May 15, 2019, at a purchase price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The convertible subordinated debentures and the shares of Pixelworks common stock issuable upon the conversion of the debentures have not been registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Note: This press release contains certain statements relating to Pixelworks’ intention to sell convertible subordinated debentures, the intended use of the proceeds from such offering, and the anticipated terms of the debentures, which are forward-looking statements as that term is defined in the Private Securities

Litigation Reform Act of 1995. There can be no assurances that Pixelworks will complete the offering on the anticipated terms or at all. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, including market and other conditions. More detailed information about these and other factors is set forth in Pixelworks, Inc.’s Annual Report on Form 10-K and in other reports which the Company from time to time files with the Securities and Exchange Commission, available publicly on the SEC’s Web site, http://www.sec.gov.

Pixelworks is a trademark of Pixelworks, Inc. All other trademarks and registration marks are the property of their respective corporations.

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